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Exhibit (a)(1)(E)

        Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Tangoe, Inc.
at
$6.50 NET PER SHARE
by
TAMS Inc.
a wholly-owned subsidiary of
Asentinel, LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 10:00 A.M., NEW YORK CITY TIME,
ON JUNE 13, 2017, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

May 12, 2017

To Our Clients:

        Enclosed for your consideration is the Offer to Purchase dated May 12, 2017 (the "Offer to Purchase") and a related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") in connection with the offer by TAMS Inc., a Delaware corporation (the "Offeror") and a wholly owned subsidiary of Asentinel, LLC, a Delaware limited liability company ("Parent") to purchase all outstanding shares of common stock, par value $0.0001 per share (the "Common Stock"), of Tangoe, Inc., a Delaware Corporation (each share of Common Stock is referred to herein as a "Share"), at a purchase price of $6.50 per Share, net to the seller in cash, without interest and subject to deduction for any applicable withholding taxes (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase and in the Letter of Transmittal enclosed herewith. The Offer is being made for shares of Common Stock.

        We or our nominees are the holder of record of Shares for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

        We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase. Your attention is directed to the following:

  1.
  The offer price is $6.50 per Share, net to you in cash, without interest and subject to deductions for any required withholding of taxes.

  2.
  The Offer is being made for all outstanding Shares.

  3.
  The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of April 27, 2017 (the "Merger Agreement"), by and among Parent, the Offeror and the Company. The Merger Agreement provides, among other things, the Offeror will make the Offer and, after the purchase of Shares pursuant to the Offer and subject to the satisfaction or waiver of each of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the Delaware General Corporation Law ("DGCL"), the Offeror will be merged with and into the Company (the "Merger") with the Company continuing as the surviving corporation (the "Surviving Corporation"), wholly owned by Parent. Pursuant to the Merger Agreement, at the effective time of the Merger (the

    "Effective Time"), each share of Common Stock outstanding immediately prior to the Effective Time (other than shares of Common Stock owned by Parent, the Offeror or the Company, all of which will be canceled for no consideration, and other than shares of Common Stock that are held by stockholders, if any, who properly perfect their dissenters' rights under the DGCL), will be canceled and converted into the right to receive the Offer Price, without interest and subject to deduction for any applicable withholding taxes. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in making payment for the Shares. See Section 11—"The Merger Agreement and Other Agreements"—of the Offer to Purchase.

  4.
  The board of directors of the Company has unanimously (i) approved and declared the advisability of the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (ii) determined and declared that it is in the best interests of the Company and the stockholders of the Company that the Company enter into the Merger Agreement and consummate the Merger and that the stockholders of the Company tender their shares of Common Stock pursuant to the Offer, in each case on the terms and subject to the conditions set forth in the Merger Agreement, (iii) declared that the terms of the Offer and the Merger are fair to the Company and the Company's stockholders, (iv) resolved to recommend that the Company's stockholders accept the Offer and tender their shares of Common Stock pursuant to the Offer and (v) directed that the Merger Agreement be submitted to the stockholders of the Company for their adoption and resolved to recommend that the stockholders of the Company vote in favor of the adoption of the Merger Agreement to the extent required by applicable law.

  5.
  The Offer and withdrawal rights will expire at 10:00 a.m., New York City time, on June 13, 2017, unless the Offer is extended or earlier terminated (the latest time and date on which the Offer expires, as it may be extended by the Offeror in accordance with the Merger Agreement, the "Offer Expiration Date"). Previously tendered Shares may be withdrawn at any time prior to the Offer Expiration Date and, if we have not made payment for your Shares by July 11, 2017, you may withdraw them at any time until payment is made. In accordance with the terms of the Offer and the Merger Agreement, and subject to the applicable rules and regulations of the U.S. Securities and Exchange Commission ("SEC"), the Offeror may, and in certain instances is required to, extend the Offer at any time and from time to time. Under the terms of the Merger Agreement, (i) we must extend the Offer on one or more occasions for periods of up to ten business days, if at any scheduled expiration of the Offer, any of the conditions to our obligation to accept the Shares for payment has not been satisfied or waived, provided that we are not permitted to extend the Offer beyond October 27, 2017; and (ii) we must extend the Offer on one or more occasions for the minimum period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer.

    Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Offer Expiration Date or the previously scheduled termination of any subsequent offering period, as applicable, in accordance with the public announcement requirements of Rule 14e-1(d) under the Securities Exchange Act of 1934, as amended, The procedures for guaranteed delivery described in Section 3—"Procedures for Accepting the Offer and Tendering Shares"—of the Offer to Purchase may not be used during any subsequent offering period.

  6.
  The Offeror will pay all stamp transfer taxes applicable to the purchase of Shares by the Offeror pursuant to the Offer, except as otherwise provided in the Letter of Transmittal.

  7.
  Tendering stockholders who are registered stockholders or who tender their Shares directly to AST will not be obligated to pay any brokerage commissions or fees, solicitation fees, or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on Offeror's purchase of Shares pursuant to the Offer.

  8.
  See Section 5—"Certain United States Federal Income Tax Consequences"—of the Offer to Purchase, which sets forth important information with respect to U.S. federal income tax consequences.

        The obligation of the Offeror to purchase shares tendered in the Offer is subject to specified closing conditions, including shares of Common Stock having been validly tendered and not withdrawn that, together with any shares of Common Stock beneficially owned by Parent or any affiliate of Parent, represent at least a majority of the number of shares of Common Stock outstanding or issuable on a fully diluted basis and a sufficient number of shares of Common Stock to allow for Parent, the Offeror and their respective affiliates to own at least 90% of the outstanding Common Stock following exercise of the Top-Up Option (as defined in the Merger Agreement). The Offer is also subject to certain other conditions contained in the Offer to Purchase. See Section 14 of the Offer to Purchase—"Certain Conditions of the Offer"—which set forth in full the conditions to the Offer.

        The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

        If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. An envelope to return your instructions to us is also enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified in this letter. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the Offer Expiration Date.

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Tangoe, Inc.
at
$6.50 NET PER SHARE
by
TAMS Inc.
a wholly owned subsidiary of
Asentinel, LLC

        The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated May 12, 2017 and the related Letter of Transmittal in connection with the offer by TAMS Inc., a Delaware corporation (the "Offeror") and a wholly owned subsidiary of Asentinel, LLC, a Delaware liability company ("Parent") to purchase all outstanding shares of common stock, par value $0.0001 per share, (the "Common Stock"), of Tangoe, Inc., a Delaware Corporation (each share of Common Stock is referred to herein as a "Share"), at a purchase price of $6.50 per Share, net to the seller in cash, without interest and subject to deduction for any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the Letter of Transmittal enclosed herewith.

        This will instruct you to tender to the Offeror the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

SIGN HERE
Account No.:
Dated: , 2017	Signature(s)
Number of Shares to be Tendered:
Shares	Print Name(s) and Address(es)
Area Code and Telephone Numbers
Taxpayer Identification or Social Security Number(s)

*
Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

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  Exhibit (a)(1)(E)